UNITED STATES
                         SECURITIES & EXCHANGE COMMISSION
                               Washington D.C. 20549

                                   SCHEDULE 13G

                     Under the Securities Exchange Act of 1934

                                (Amendment No.  2)*

                        International Sports Wagering, Inc.
--------------------------------------------------------------------------------
                                 (Name of Issuer)


                          Common Stock, $0.001 Par Value
--------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                     460342108
                               -------------------
                                  (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 460342108                     13G

1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       Woodland Partners

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |X|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       New York

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  124,516 shares                           1.6%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
      Beneficially                285,215 shares                           3.7%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reportin                   124,516 shares                           1.6%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  285,215 shares                           3.7%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        409,731 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                              PN

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G

1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       Barry Rubenstein

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |X|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  103,064 shares                           1.3%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
      Beneficially                306,667 shares                           4.0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reportin                   103,064 shares                           1.3%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  306,667 shares                           4.0%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        409,731 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                              IN

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G

1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       Marilyn Rubenstein

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |X|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  81,243 shares                            1.0%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
      Beneficially                328,488 shares                           4.2%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reportin                   81,243 shares                            1.0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  328,488 shares                           4.2%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        409,731 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                              IN

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G

1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             The Marilyn and Barry Rubenstein Family Foundation

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |X|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       New York

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  100,000 shares                           1.3%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
      Beneficially                309,731 shares                           4.0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reportin                   100,000 shares                           1.3%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  309,731 shares                           4.0%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        409,731 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                              OO

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G

1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                           Woodland Services Corp.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |X|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       New York

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  908 shares                              0.01%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
      Beneficially                408,823 shares                           5.3%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reportin                   908 shares                              0.01%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  408,823 shares                           5.3%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        409,731 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                 CO

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G

1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       Brian Rubenstein

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |X|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  0 shares                                   0%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
      Beneficially                100,000 shares                           1.3%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reportin                   0 shares                                   0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  100,000 shares                           1.3%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        100,000 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           1.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                              IN

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G

1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       Rebecca Rubenstein

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |X|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  0 shares                                   0%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
      Beneficially                100,000 shares                           1.3%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reportin                   0 shares                                   0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  100,000 shares                           1.3%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        100,000 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           1.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                              IN

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!

Item 2.

      6. (a) Name of Person Filing: The Marilyn and Barry Rubenstein Family Foundation, an organization which is exempt from Federal Income Taxation pursuant to Section 501(a) of the Internal Revenue Code of 1986, as amended (the "Foundation").

            (b)   Address of Principal Business Office, or, if none, Residence:

                                    68 Wheatley Road
                                    Brookville, New York 11545

            (c)   Citizenship:      Not applicable.

            (d)   Title of Class of Securities:

                  Common Stock, $0.001 par value per share.

            (e)   CUSIP Number:     460342108.

            Barry Rubenstein, Marilyn Rubenstein, Brian Rubenstein and Rebecca Rubinstein are the Trustees of the Foundation.

      9. (a) Name of Person Filing: Rebecca Rubenstein, a Trustee of the Foundation, effective as of July 1, 1997.

            (b)   Address of Principal Business Office, or, if none, Residence:

                                    300 E. 75th Street
                                    New York, NY 10021

            (c)   Citizenship:      United States.

            (d)   Title of Class of Securities:

                  Common Stock, $0.001 par value per share.

            (e)   CUSIP Number:     460342108.

Item 4.     Ownership.

      On August 28, 1997, each of Barry Rubenstein, Marilyn Rubenstein, Woodland Partners and The Marilyn and Barry Rubenstein Family Foundation, sold shares of Common Stock of International Sports Wagering, Inc. pursuant to Rule 144. In exchange for the release of such shares from a lock-up with the underwriter, the reporting persons agreed to extend the expiration date of the lock-up on an aggregate of 304,823 shares of Common Stock until December 11, 1998.

      1.    Woodland Partners:

            (a)   Amount Beneficially Owned: 409,731 shares.
            (b)   Percent of Class:    5.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 124,516 shares.
                  (ii)  shared power to vote or direct the vote: 285,215
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of:
                        124,516 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        285,215 shares.(1)

      4.    Barry Rubenstein:

            (a)   Amount Beneficially Owned: 409,731 shares.
            (b)   Percent of Class:    5.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 103,064 shares.
                  (ii)  shared power to vote or direct the vote: 306,667
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of:
                        103,064 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        306,667 shares.(1)

      5.    Marilyn Rubenstein:

            (a)   Amount Beneficially Owned: 409,731 shares.
            (b)   Percent of Class:    5.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 81,243 shares.
                  (ii)  shared power to vote or direct the vote: 328,488
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of:
                        81,243 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        328,488 shares.(1)

      6.    The Marilyn and Barry Rubenstein Family Foundation:
            (a)   Amount Beneficially Owned: 409,731 shares.
            (b)   Percent of Class:    5.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 100,000 shares.
                  (ii)  shared power to vote or direct the vote: 309,731
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of:
                        100,000 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        309,731 shares.(1)

      7.    Woodland Services Corp.:
            (a)   Amount Beneficially Owned: 409,731 shares.
            (b)   Percent of Class:    5.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 908 shares.
                  (ii)  shared power to vote or direct the vote: 408,823
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of:
                        908 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        408,823 shares.(1)

--------
      (1)The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

      8.    Brian Rubenstein:
            (a)   Amount Beneficially Owned: 100,000 shares.
            (b)   Percent of Class:    1.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii)  shared power to vote or direct the vote: 100,000
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of:
                        0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        100,000 shares.(1)

      9.    Rebecca Rubenstein:
            (a)   Amount Beneficially Owned: 100,000 shares.
            (b)   Percent of Class:    1.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii)  shared power to vote or direct the vote: 100,000
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of:
                        0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        100,000 shares.(1)

Item 8.     Identification and Classification of Members of the Group

            See Exhibit A for Joint Filing Agreement attached hereto.
            See Exhibit B for Brian Rubenstein - Power of Attorney attached hereto.
            See Exhibit C for Rebecca Rubenstein - Power of Attorney attached hereto.

                                   SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 12, 1998

                                          /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, Individually, as
                                          General Partner on behalf of Woodland
                                          Partners, as President of Woodland
                                          Services Corp. and as a Trustee of The
                                          Marilyn and Barry Rubenstein Family
                                          Foundation

                                          /s/ Marilyn Rubenstein
                                          --------------------------------------
                                          Marilyn Rubenstein

                                                  *
                                          --------------------------------------
                                          Brian Rubenstein

                                                  *
                                          --------------------------------------
                                          Rebecca Rubenstein

*By:  /s/ Barry Rubenstein
      --------------------
      Barry Rubenstein
      Attorney-in-Fact

Attention: Intentional misstatements or omissions of fact constitute
           Federal criminal violations (See 18 U.S.C. 1001)

                                                                     Exhibit A

                            JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(f) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.001 par value per share, of International Sports Wagering, Inc. and that this Agreement be included as an Exhibit to such joint filing.

      IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 12th day of February, 1998.

                                          /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, Individually, as
                                          General Partner on behalf of Woodland
                                          Partners, as President of Woodland
                                          Services Corp. and as a Trustee of The
                                          Marilyn and Barry Rubenstein Family
                                          Foundation

                                          /s/ Marilyn Rubenstein
                                          --------------------------------------
                                          Marilyn Rubenstein

                                                *
                                          --------------------------------------
                                          Brian Rubenstein

                                                *
                                          --------------------------------------
                                          Rebecca Rubenstein

*By:  /s/ Barry Rubenstein
      --------------------
      Barry Rubenstein
      Attorney-in-Fact

                                                                       Exhibit B

                              POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints BARRY RUBENSTEIN, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all statements and reports required under Section 13(d) of the Securities Exchange Act of 1934, as amended, including, without limitation, Schedule 13G and all amendments of all such statements and/or reports, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and with such other parties as may be required, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

            IN WITNESS WHEREOF, I have hereunto set my hand this 12th day of February, 1998.

                                          /s/ Brian Rubenstein
                                          --------------------------------------
                                          Brian Rubenstein

                                                                       Exhibit C

                               POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints BARRY RUBENSTEIN, her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to sign any and all statements and reports required under Section 13(d) of the Securities Exchange Act of 1934, as amended, including, without limitation, Schedule 13G and all amendments of all such statements and/or reports, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and with such other parties as may be required, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

            IN WITNESS WHEREOF, I have hereunto set my hand this 12th day of February, 1998.

                                           /s/ Rebecca Rubenstein
                                           -------------------------------------
                                           Rebecca Rubenstein